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                                                                 Exhibit 3.2


                            ARTICLES OF AMENDMENT
                                     TO
                          ARTICLES OF INCORPORATION
                                     OF
                      FARMERS CAPITAL BANK CORPORATION

         The name of the corporation is Farmers Capital Bank Corporation (the "Corporation"), and the following amendment is hereby made to the Corporation's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"):

         Article IV of the Corporation's Articles of Incorporation is deleted in its entirety and there is inserted in lieu thereof the following:

                                 "ARTICLE IV
                                 -----------

         (A) The aggregate shares of capital stock which the Corporation shall have the authority to issue is (i) Nine Million, Six Hundred and Eight Thousand (9,608,000) shares of common stock, all of which are to be of a par value of Twelve and One-Half Cents ($0.125) each, and (ii) One Million (1,000,000) shares of preferred stock, all of which are to be without par value. All shares of common stock shall have full and unlimited voting power, shall be entitled to one (1) vote per share and shall be without distinction as to powers, preferences, and rights. No holder of shares of the common stock of the Corporation shall have any preemptive or preferential right to subscribe for, purchase or receive any additional shares of capital stock of the Corporation or rights or options to purchase additional shares of capital stock of the Corporation or securities convertible into or carrying rights or options to purchase additional shares of the capital stock of the Corporation. All shares of preferred stock shall have the powers, preferences and rights as established by the Corporation's Board of Directors pursuant to Article IV(B) hereof.

         (B) The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of
                  Article IV(A) above, to provide for the issuance of the shares of Corporation preferred stock in series and, by an appropriate filing pursuant to the applicable law of Kentucky, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:



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                  i.       The number of shares constituting that series and
                           the distinctive designation of that series;

                  ii. The dividend rate on the shares of that series, whether dividends shall be cumulative (or partially cumulative), and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  iii. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  iv. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  v. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  vi. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  vii. Whether the shares of such series shall have a preference, as to the payment of dividends or otherwise, over the shares of Corporation common stock or the shares of any other series of preferred stock;

                  viii. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

                  ix. Any other relative rights, preferences and limitations of that series."


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         The Corporation had outstanding a total of 7,367,037 shares of common stock, each with a par value of $0.125, which were entitled to cast one vote each on the foregoing amendment. There are no other shareholder voting groups. At the 2006 Annual Meeting of Shareholders on May 9, 2006, there were 5,089,868 votes indisputably represented at the meeting. At the meeting 3,044,971 shares voted in favor of the foregoing amendment and 781,523 shares voted against the amendment. Said 3,044,971 votes cast in favor of the amendment were sufficient for approval of the amendment.

         Dated this the 10th day of May, 2006.


                                          /s/ C. Douglas Carpenter
                                       ----------------------------------------
                                       C. DOUGLAS CARPENTER
                                       SECRETARY







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